UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Numerex Corp.

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SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2017

November 24, 2017

This supplement to the proxy statement/prospectus amends and supplements the proxy statement/prospectus dated as of October 30, 2017 (which we refer to as the “proxy statement/prospectus”), initially mailed to stockholders on or about October 31, 2017 by Numerex Corp., a Pennsylvania corporation (which we refer to as “Numerex”), for a special meeting of stockholders (which we refer to as the “special meeting”) to be held on December 6, 2017 at 10:00 a.m., Eastern Time, at the Atlanta Marriott Northwest at Galleria, 200 Interstate North Parkway SE, Atlanta, Georgia. The purpose of the special meeting is to consider and vote upon, among other things, a proposal (which we refer to as the “merger proposal”) to approve and adopt the Agreement and Plan of Merger, dated as of August 2, 2017 (which, as may be amended, we refer to as the “merger agreement”), by and among Numerex, Sierra Wireless Inc., a Canadian corporation (which we refer to as “Sierra Wireless”), and Wireless Acquisition Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Sierra Wireless (which we refer to as “Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Numerex, with Numerex surviving the merger as a wholly-owned subsidiary of Sierra Wireless (which we refer to as the “merger”).

Important information concerning the proposed merger is set forth in the proxy statement/prospectus. The proxy statement/prospectus is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in these Definitive Additional Materials on Schedule 14A. Except as specifically provided in these Definitive Additional Materials on Schedule 14A, the information provided in the proxy statement/prospectus continues to apply. Capitalized terms used in these Definitive Additional Materials on Schedule 14A but not otherwise defined herein have the meanings ascribed to those terms in the proxy statement/prospectus.

This supplement to the proxy statement/prospectus is being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the merger agreement.

If you have questions about the merger or the special meeting, need additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact MacKenzie Partners, Inc., Numerex’s proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

1-800-322-2885 (toll-free)

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by November 29, 2017 (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

Instructions for voting your shares at the special meeting on December 6, 2017 are included with the proxy statement/prospectus. If you have previously voted your shares and do not wish to change your vote, you do not need to take any further action. If you have previously voted your shares, voting again will supersede your previous vote, regardless of how you previously voted (i.e., by telephone, Internet or mail).

The information contained herein speaks only as of November 24, 2017 unless the information specifically indicates that another date applies.

PROPOSED SETTLEMENT OF LITIGATION

As described in the proxy statement/prospectus, Numerex and its board of directors were named as defendants in putative class action lawsuits filed by purported stockholders of Numerex that challenge the merger. The lawsuits were both filed in the United States District Court for the Northern District of Georgia under the title Efrem Litwin v. Numerex Corp. et al, 17-cv-03893 (the “Litwin action”) and Anthony Franchi v. Numerex Corp. et al, 17-mi-99999 (the “Franchi action”). The complaints allege, among other things, that Numerex and its board of directors violated Sections 14(a) and 20(a) of the U.S. Exchange Act and Rule 14a-9 promulgated thereunder by issuing or causing to be issued an allegedly materially misleading and incomplete preliminary proxy statement in connection with the merger. Sierra Wireless and Merger Sub are also named as defendants in the Franchi action, and that complaint alleges, among other things, that Sierra Wireless and Merger Sub violated Section 20(a) of the U.S. Exchange Act. Plaintiffs seek as relief, among other things, to preliminarily and permanently enjoin Numerex from consummating or closing the merger until such time as the alleged U.S. Exchange Act violations are remedied. Numerex and Sierra Wireless believe the actions are without merit and intend to vigorously defend against the claims.

On November 24, 2017, solely to avoid the costs, risks and uncertainties inherent in litigation and to allow Numerex’s stockholders to vote on the proposals required in connection with the proposed merger, Numerex has agreed to make available additional information to its stockholders to supplement the disclosures contained in the proxy statement/prospectus (“Supplemental Disclosures”), in advance of the special meeting scheduled for December 6, 2017, in Atlanta, Georgia, to vote upon, among other things, the merger proposal. The Supplemental Disclosures are set forth below and should be read in conjunction with the proxy statement/prospectus. In exchange for the agreement to make the Supplemental Disclosures, the plaintiffs have agreed to dismissal of the Litwin and Franchi actions as moot, with prejudice as to their individual claims, and without prejudice to the claims of the putative members of the class.

The agreement to make the Supplemental Disclosures will not affect the merger consideration to be paid to Numerex’s stockholders in connection with the merger or the timing of the special meeting.

Numerex and the other defendants, including Sierra Wireless, have vigorously denied, and continue vigorously to deny, that they have committed any violation of law or engaged in any of the wrongful acts that were or could have been alleged in Litwin or Franchi actions, and expressly maintain that they did not issue or cause to be issued an allegedly materially misleading and incomplete preliminary proxy statement in connection with the merger or violate Section 20(a) of the U.S. Exchange Act and that they are entering into the agreement to make the Supplemental Disclosures solely to eliminate the burden and expense of further litigation and to avoid any possible delay to the closing of the merger that might arise from further litigation. Nothing in this document shall be deemed an admission of the legal necessity or materiality under any applicable laws of any of the disclosures set forth herein.

SUPPLEMENTAL DISCLOSURES TO PROXY STATEMENT/PROSPECTUS

The following information supplements the proxy statement/prospectus and should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Except as specifically provided in these Definitive Additional Materials on Schedule 14A, the information provided in the proxy statement/prospectus continues to apply. To the extent that information herein differs from or updates information contained in the proxy statement/prospectus, the information contained herein supersedes the information contained in the proxy statement/prospectus. All page references in the information below are to pages in the proxy statement/prospectus, and terms used below have the meanings set forth in the proxy statement/prospectus, unless otherwise defined below. All assumptions, qualifications and limitations contained in the proxy statement/prospectus with respect to the opinion of Numerex’s financial advisor, Deutsche Bank Securities Inc., including those in the Deutsche Bank opinion, are hereby incorporated by reference and should be reviewed in connection with this supplement. Without admitting in any way that the disclosures below are material or otherwise required by law, Numerex and Sierra Wireless make the following Supplemental Disclosures:

“The Merger Proposal – Background of the Merger”

The section “The Merger Proposal – Background of the Merger” of the proxy statement/prospectus is hereby amended as follows:

(i) The following paragraph is added after the third full paragraph on page 39:

The standstill provisions in the non-disclosure agreements with Parties A, B, and D do not presently preclude those parties from making a topping bid for Numerex. The standstill provision in the non-disclosure agreement with Party C has not expired and does include a “don’t ask, don’t waive” provision. As discussed below, however, Deutsche Bank approached Party C in March 2017 to see whether it had an interest in making an offer to acquire Numerex. Party C did not submit an offer in response to the outreach from Deutsche Bank.

(ii) The following underlined text is added on page 37:

On May 23, 2017, prior to the expiry of the exclusivity period on May 24, 2017, RBC provided an update to Deutsche Bank with regard to due diligence findings and consequently, valuation concerns that would result in Sierra Wireless no longer being able to agree to the exchange ratio indicated in the non-binding offer letter signed on April 24, 2017. Specifically, RBC informed Deutsche Bank that Sierra Wireless’ due diligence investigation indicated that certain business challenges (including, among other things, the projected speed of Numerex’s business recovery and additional investments necessary to drive meaningful positive growth) gave rise to valuation concerns rendering the significant premium implied by Sierra Wireless’ previous offer no longer justifiable. Nonetheless, Sierra Wireless continued to believe that Numerex could be a good fit with Sierra Wireless’ strategy to scale its Cloud and Connectivity Services business segment and indicated that it would consider an acquisition of Numerex at a lower price level.

(iii) The following underlined text is added on page 38:

On June 22, 2017, Messrs. Singer, and Gayron and Ms. Gay met with representatives of senior management of Sierra Wireless, including Messrs. Cohenour and McLennan, to conduct reverse due diligence on Sierra Wireless. Representatives of Deutsche Bank and RBC were also present at this meeting. At the meeting, Messrs. Cohenour and McLennan reviewed Sierra Wireless’ business and product lines, market trends, competitive landscape, organizational matters, business model, financial results, and analyst expectations. Sierra Wireless did not provide internal financial projections to Numerex, Deutsche Bank or any other Numerex advisor at this meeting or at any other time. At this meeting, Mr. Gayron provided an update regarding Numerex’s expected second quarter financial results for fiscal 2017 and an outlook for the balance of the year.

“The Merger Proposal – Opinion of Numerex’s Financial Advisor – Numerex Standalone Discounted Cash Flow Analysis”

The section “The Merger Proposal – Opinion of Numerex’s Financial Advisor – Numerex Standalone Discounted Cash Flow Analysis” of the proxy statement/prospectus is hereby amended by adding the following underlined text on page 59:

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied net present values per share of Numerex common stock. Deutsche Bank applied discount rates ranging from 12.0% to 14.1% to estimates of the future unlevered free cash flows of Numerex for the calendar years 2017 through 2021, and to a range of estimated terminal values for Numerex at the end of such period based upon the Numerex forecasts to determine a range of implied enterprise values for Numerex as of August 1, 2017. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA less, (b) stock based compensation expense less, (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Numerex, Sierra Wireless and the other selected companies described above. The terminal values were calculated using a range of perpetuity growth rates of 3.0% to 5.0%. Deutsche Bank then added cash (net of debt) of negative $13 million and divided the result by the number of fully diluted shares of Numerex’s common stock outstanding using the treasury stock method. This analysis resulted in a range of implied net present values of Numerex common stock as of August 1, 2017 of approximately $3.56 to $5.49 per share which, based on the closing price of $29.65 per Sierra Wireless common share on August 1, 2017, corresponded to an implied exchange ratio range of approximately 0.1200 to 0.1853.

“The Merger Proposal – Opinion of Numerex’s Financial Advisor – Relative Discounted Cash Flow Analysis”

The section “The Merger Proposal – Opinion of Numerex’s Financial Advisor – Relative Discounted Cash Flow Analysis” of the proxy statement/prospectus is hereby amended by adding the following underlined text on page 60:

Deutsche Bank also performed a discounted cash flow analysis to determine a range of implied net present values per Sierra Wireless common share. Deutsche Bank applied discount rates ranging from 10.0% to 12.0% to estimates of the future unlevered free cash flows of Sierra Wireless for the calendar years 2017 through 2021, and to a range of estimated terminal values for Sierra Wireless at the end of such period based upon the Sierra Wireless forecasts to determine a range of implied enterprise values for Sierra Wireless as of August 1, 2017. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA less, (b) stock based compensation expense less, (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital. Deutsche Bank derived the foregoing range of discount rates utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for Sierra Wireless, Numerex and the other selected companies described above. The terminal values were calculated using a range of perpetuity growth rates of 3.0% to 4.0%. Deutsche Bank then added cash (net of debt) of $93 million and divided the result by the number of fully diluted Sierra Wireless’ common shares outstanding using the treasury stock method. This analysis resulted in a range of implied present values of Sierra Wireless common shares as of August 1, 2017 of approximately $23.07 to $32.70 per share.

“The Merger Proposal – Numerex Unaudited Prospective Financial Information”

The section “The Merger Proposal – Numerex Unaudited Prospective Financial Information” of the proxy statement/prospectus is hereby amended by adding the following additional information after the table appearing on page 63:

The following tables present additional selected unaudited prospective financial data of Numerex prepared by Numerex management and used to calculate the data provided to the Numerex board of directors, Deutsche Bank, Sierra Wireless and RBC.

The first table presents the metrics used to calculate the prospective Adjusted EBITDA, which was calculated using prospective gross profit, and prospective EBITA excluding stock based compensation plus prospective depreciation and amortization:

	December 31, 2017	Fiscal year ending December 31, 2018	December 31, 2019
(in millions)
Revenue	$73	$80	$89
Gross Profit	$36	$40	$46
EBIT (excluding stock based compensation)	$8	$10	$13
Depreciation & Amortization	$2	$2	$2

Adjusted EBITDA	$10	$12	$14

The second table presents Numerex’s prospective unlevered free cash flows, which represents prospective Adjusted EBITDA minus prospective stock based compensation, minus prospective cash taxes, minus prospective capital expenditures and minus prospective change in net working capital:

	December 31, 2017		Fiscal year ending December 31, 2018		December 31, 2019
(in millions)
Adjusted EBITDA		$10		$12		$14
Stock based compensation	-$	3	-$	3	-$	3
Cash taxes		$0		$0		$0
Capital expenditures	-$	1	-$	1	-$	1
Change in working capital	-$	1		$0	-$	1

Unlevered free cash flow		$5		$8		$9

Additionally, Numerex’s prospective unlevered free cash flow is estimated to be $12 million for the fiscal year ending December 31, 2020 and $14 million for the fiscal year ending December 31, 2021.

The disclaimers set forth in the proxy statement/prospectus with respect to the unaudited prospective financial information contained therein also apply to the additional unaudited prospective financial information contained in this supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, Sierra Wireless and Numerex make written or oral forward-looking statements within the meaning of certain securities laws (which we refer to as “forward-looking statements”), including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This supplement to the proxy statement/prospectus may contain forward-looking statements, including, for example, but not limited to, statements about management expectations, business outlook for the short and longer term and statements regarding strategy, plans for future operating performance, and other similar matters. Forward-looking statements are not statements of historical facts and represent only Sierra Wireless’ or Numerex’s beliefs regarding future performance, which is inherently uncertain. Forward-looking statements are provided to help you understand Sierra Wireless’ or Numerex’s views of its short and longer term plans, expectations and prospects. Sierra Wireless and Numerex caution you that forward-looking statements may not be appropriate for other purposes. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects,” “is expected,” “anticipates,” “believes,” “plans,” “projects,” “forecasts,” “estimates,” “assumes,” “intends,” “strategy,” “goals,” “objectives,” “potential,” “possible,” “prospective” or variations thereof or stating that certain actions, events, conditions or results “may,” “could,” “would,” “should,” “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are not promises or guarantees of future performance, they represent Sierra Wireless’ and Numerex’s current views and may change significantly.

By their very nature, forward-looking statements require Sierra Wireless and Numerex to make assumptions and are subject to inherent risks and uncertainties that give rise to the possibility that Sierra Wireless’ or Numerex’s predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that Sierra Wireless’ or Numerex’s assumptions may not be correct and that Sierra Wireless’ or Numerex’s objectives, strategic goals and priorities will not be achieved. Numerex and Sierra Wireless caution readers not to place undue reliance on these statements, as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the merger does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; that Numerex and Sierra Wireless may be required to modify the terms and conditions of the merger agreement to achieve regulatory or stockholder or shareholder approval, or that the anticipated benefits of the merger are not realized as a result of such things as the strength or weakness of the economy and competitive factors in the areas where Numerex and Sierra Wireless do business; general business and economic conditions in Canada, the United States and other countries in which Numerex or Sierra Wireless conduct business; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar; the effects of competition in the markets in which Numerex or Sierra Wireless operate; the impact of changes in the laws and regulations regulating communications devices or affecting domestic and foreign operations; judicial or regulatory judgments and legal proceedings; ability to successfully integrate the two companies; success in retaining the services of executives, key personnel and other employees that the combined company needs to realize all of the anticipated benefits of the merger; the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; reputational risks; the outcome of various litigation and proceedings in which Sierra Wireless or Numerex are involved and the adequacy of reserves maintained therefor; and other factors that may affect future results of Numerex or Sierra Wireless, including the timely development and introduction of new products and services, changes in tax laws, technological changes, and adverse developments in general market, business, economic, labor, regulatory and political conditions.

Numerex and Sierra Wireless caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the merger and the future results of Numerex or Sierra Wireless. The forward-looking statements speak only as of the date of this supplement to the proxy statement/prospectus. When relying on Sierra Wireless’ or Numerex’s forward-looking statements to make decisions with respect to Sierra Wireless and Numerex, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by applicable law or regulation, each of Numerex and Sierra Wireless do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause Sierra Wireless’ and Numerex’s results to differ materially from those described in the forward-looking statements, please see the section of the proxy statement/prospectus entitled “Risk Factors” as well as in the reports that Numerex and Sierra Wireless have filed or furnished with or to the SEC and SEDAR, as applicable, described in the section entitled “Where You Can Find Additional Information.”

All written or oral forward-looking statements concerning the merger or other matters addressed in this supplement to the proxy statement/prospectus and attributable to Sierra Wireless, Numerex or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ADDITIONAL INFORMATION

This communication is being made in respect of the proposed merger between Numerex and Sierra Wireless. In connection with the proposed merger, Sierra Wireless has filed with the SEC a Registration Statement on Form F-4, which the SEC declared effective on October 30, 2017, and which includes the proxy statement/prospectus. Numerex filed the proxy statement/prospectus with the SEC on October 31, 2017. Numerex has also delivered the proxy statement/prospectus to its stockholders seeking the required stockholder approvals. Numerex and Sierra Wireless urge investors and security holders to read the above-referenced Registration Statement on Form F-4 (including the proxy statement/prospectus) regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information about the proposed merger. You may obtain copies of all documents filed with the SEC regarding this transaction or with respect to Numerex, free of charge, from the SEC’s website at http://www.sec.gov or, with respect to Sierra Wireless, on the Canadian System for Electronic Document Analysis and Retrieval (which we refer to as “SEDAR”), the Canadian equivalent of the SEC’s system, at http://www.sedar.com.

You may also obtain copies of documents filed by Numerex with the SEC from Numerex’s website at http://www.numerex.com under the tab “Financial Reporting” and then under the heading “SEC Filings” and copies of documents filed by Sierra Wireless with the SEC and SEDAR from Sierra Wireless’ website at http://www.sierrawireless.com under the tab “Investor Relations” and then under the heading “Annual Reports and Regulatory Filings.”

You may also obtain copies of documents filed by Numerex with the SEC or filed by Sierra Wireless with the SEC or SEDAR (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into the proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Numerex Corp. 400 Interstate North Parkway SE, Suite 1350 Atlanta, Georgia 30339 Attention: Investor Relations Telephone: 1-770-693-5950	Sierra Wireless Inc. 13811 Wireless Way Richmond, British Columbia, Canada V6V 3A4 Attention: Investor Relations Telephone: 1-604-231-1100

In addition, if you have questions about the merger or the special meeting, need additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact MacKenzie Partners, Inc., Numerex’s proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

1-800-322-2885 (toll-free)

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by November 29, 2017 (which is five business days before the date of the special meeting) in order to receive them before the special meeting.